Exhibit 99.1
Horsehead Holding Corp. Announces First Quarter 2009 Earnings
     Pittsburgh, PA., May 7, 2009 — Horsehead Holding Corp. (Nasdaq: ZINC), the parent company of Horsehead Corporation, reported a consolidated net loss of $(14.8) million for the first quarter of 2009, or $(0.42) per diluted share, on net sales of $39.8 million. The net loss for the quarter included after tax charges of $4.5 million relating to a mark-to-market adjustment on hedges and the write-down of certain inventories to net realizable value having a combined effect of $(0.13) per diluted share. For the first quarter of 2008, Horsehead reported consolidated net income of $9.9 million, or $0.28 per diluted share, on net sales of $114.4 million.
Some of the major factors affecting the first quarter results compared to the same period in the prior year include:
•	A 65% decline in revenue, primarily attributable to a 52% decrease in the price of zinc and a 33% decline in zinc product shipments; and

•	A 42% decrease in electric arc furnace (“EAF”) dust receipts as reported domestic steel production declined approximately 52%.
Cash and cash equivalents were $96.2 million at the end of the quarter, compared to $78.9 million at the end of the same period in the prior year.
“The first quarter performance was weaker than expected, reflecting the further softening of market conditions from an already depressed fourth quarter. Our primary focus during the quarter was to reduce costs and cut operating capacity to the level of demand for our products and services,” said Jim Hensler, President and Chief Executive Officer. “Reported domestic steel production averaged 43% of capacity utilization during the quarter, compared to 88% for the first quarter of the prior year. As a result, we ended the quarter with significant capacity idled, including one-third of our zinc smelting capacity along with our recycling operations in Beaumont and Bartlesville and one of two kilns in Rockwood.”
Hensler further commented, “The reduced level of EAF dust generation has provided the opportunity to utilize excess capacity to attract new sources of EAF dust. We are pleased to announce the signing of a definitive agreement to acquire the EAF dust business of Envirosafe Services of Ohio Inc. (“ESOI”). ESOI is an established provider of disposal services of EAF dust, handling over 130,000 tons in 2008 with associated revenues of approximately $10.4 million. We would be acquiring their EAF dust service contracts with several steel mills but not their disposal operations. We anticipate closing on this acquisition during the second quarter of 2009.”
First Quarter Financial Highlights
•	Product shipments decreased 13,580 tons, or 32.9%, to 27,661 tons for the quarter.

•	Net sales decreased $74.6 million, or 65.2%, to $39.8 million. Lower average price realization, reflecting the decline in the average LME price of zinc, and lower shipment volume reduced sales $30.9 million and $37.8 million, respectively. Net sales were further reduced by net losses of $3.4 million relating to our hedging activities in 2009 versus 2008. The quarter closed with a LME zinc price of $0.59/lb, compared to $1.04/lb on March 31, 2008.

•	Cost of sales (excluding depreciation) decreased $37.4 million, or 40.3%, to $55.4 million reflecting reduced prices on purchased feeds, cost reduction initiatives and reduced production and shipment levels. Reduced costs were partially offset by a $2.8 million charge to write-down certain inventories to market value at the end of the quarter.

•	Cash used by operating activities (excluding capital spending) was $10.1 million for the quarter ended March 31, 2009. Planned reductions in accounts receivable and inventory of $16.8 million were more than offset by reductions in accounts payable and accrued expenses of $17.9 million. Capital spending was $16.4 million for the quarter, of which approximately $13.1 million was associated with the Barnwell, South Carolina project. Cash and cash equivalents were $96.2 million as of March 31, 2009 compared to $122.8 million at December 31, 2008. Cash used for capital investment and non-recurring items represented $21.4 million of the $26.4 million decrease in the cash balance during the quarter.
First Quarter Shipments and Production Data

	Quarter ended March 31,
	2009	2008
Zinc production — tons	23,912	37,750
Zinc product shipments — tons	27,661	41,241
Zinc contained	25,107	37,025
Net sales realization
Zinc products — per lb	$0.60	$1.13
Zinc products — per lb zinc contained	$0.66	$1.26
LME average zinc price — per lb	$0.53	$1.10
On-going Cost Reduction and Growth Initiatives
According to Mr. Hensler, “Given the current weak market conditions and feedback from our customers indicating that conditions do not appear to be improving in their end markets, we now expect to remain at a four furnace operation at our Monaca smelter for the balance of the year. In addition, we expect to service our current EAF dust contracts along with the new contracts we expect to acquire from ESOI while operating recycling facilities in only Palmerton and Calumet until such time that the steel industry begins to recover. Our primary focus continues to be to reduce costs and conserve cash by managing working capital. We have reduced staffing at all of our facilities during the first quarter and plan additional reductions in the second quarter, including the idling of the second kiln in Rockwood. A positive development in recent weeks has been the modest increase in zinc prices coupled with a decrease in energy prices, particularly natural gas and metallurgical coke. Also, we have recently completed projects for pelletizing EAF dust at our Palmerton plant and expansion of our crude zinc oxide washing circuit at our Monaca facility. These projects are expected to provide cost savings for the balance of the year.”

“Construction of our new EAF dust processing facility in Barnwell, South Carolina is progressing well. We are realizing significant cost savings in the construction of this plant from our original estimates by taking advantage of the weaker construction market and lower cost construction materials. Through the end of the first quarter, we had either spent or committed roughly half of the capital investment required to complete this project. Our current plan is to continue construction through the third quarter to the point whereby the plant should be in a position to start-up the first kiln within six months. At that point, we will decide whether to suspend further construction activity or proceed depending on the outlook for steel production at that time. The acquisition of the ESOI EAF dust service contracts, when completed, will add low-cost feedstock to our business and will likely utilize a significant portion of our available capacity, including at our Barnwell facility, if steel production returns to normal levels. We anticipate that the addition of the ESOI business will be accretive to earnings this year.
Conference Call Information
Horsehead will conduct a conference call with investors and analysts on Friday, May 8, 2009, at 11:00 am EDT to discuss the quarterly results. Dial-in instructions are as follows:
Dial-In Numbers:
United States: (800) 398-9398
International: (612) 332-7488
An Audio-Only Web Conference Cast will also be available from the Investor Relations Corporate Information page of our website www.horsehead.net or directly at http://65.197.1.15/att/confcast. Enter Conference ID# 996427 then click Go.
A replay of the call will be available beginning at 1:00 pm EDT on Friday, May 8, 2009 and ending on Friday, May 15, 2009 at 11:59 pm EDT. Dial in instructions for the replay are:
Dial-In Numbers:
United States: (800) 475-6701
International: (320) 365-3844
Access Code: 996427
About Horsehead
Horsehead Holding Corp. is the parent company of Horsehead Corporation, a leading U.S. producer of specialty zinc and zinc-based products. Horsehead, headquartered in Pittsburgh, Pa., employs approximately 1,000 people and has six locations throughout the U.S. Visit http://www.horsehead.net for more information.
Cautionary Statement about Forward-Looking Statements
This press release contains forward-looking statements, including statements about business outlook and strategy, and statements about historical results that may suggest trends for our business. These statements are based on assumptions, estimates and information available to us at the time of this press release and are not guarantees of future performance. There may be other factors that may cause our actual results to differ materially from the forward-looking statements. Our actual results, performance or achievements could differ materially from those expressed in, or implied by, the forward-looking statements. We can give no assurances that any of the events anticipated by the forward-looking statements will occur or, if any of them does, what impact they will have on our results of operations and financial condition. You should carefully read the factors described in the “Risk Factors” section of our filings with the Securities and Exchange Commission for a description of certain risks that could, among other things, cause our actual results to differ from these forward-looking statements. All forward-looking statements are qualified in their entirety by this cautionary statement, and we undertake no obligation to revise or update this earnings release to reflect events or circumstances after the date hereof.

Summary Financial Results ($ in thousands except per share amounts):
Income Statement (unaudited)

	Quarter ended March 31,
	2009	2008
Net Sales	$39,808	$114,448
Cost of sales (excluding depreciation)	55,395	92,770

Gross profit (loss) (excluding depreciation)	(15,587)	21,678
Depreciation	3,560	2,881
S G & A expenses	3,703	3,645

Income (loss) from operations	(22,850)	15,152
Interest expense	(347)	(349)
Interest and other income (expense)	166	658

Income (loss) before taxes	(23,031)	15,461
Income tax provision (benefit)	(8,222)	5,591

Net income (loss)	$(14,809)	$9,870

Earnings (loss) per diluted share	$(0.42)	$0.28

Weighted average diluted shares outstanding	35,254	35,165

EBITDA (1)	$(19,290)	$18,033
Balance Sheet Items (unaudited)

	March 31,	December 31,
	2009	2008
Cash and equivalent	$96,214	$122,768
Other current assets	81,221	98,422
Property, plant and equipment, net	149,010	136,141
Other assets	980	1,147

Total assets	$327,425	$358,478

Current liabilities	42,377	60,278
Long-term debt	43	58
Other long-term liabilities	12,689	11,583
Stockholders’ equity	272,316	286,559

Total liabilities and stockholders’ equity	$327,425	$358,478

(1)	EBITDA is a non-GAAP financial measure. Management uses EBITDA to help it evaluate our performance and to compare our current results with those for prior periods as well as with the results of other companies in our industry. We caution investors that EBITDA should not be considered as a substitute for disclosures made in accordance with GAAP. Below is a reconciliation of EBITDA to net income:

	Quarter ended March 31,
	2009	2008
Net income (loss)	$(14,809)	$9,870
Income tax provision (benefit)	(8,222)	5,591
Interest expense	347	349
Interest and other income	(166)	(658)
Depreciation	3,560	2,881

EBITDA	$(19,290)	$18,033

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